OMNICARE, INC.

Performance Restricted Stock Unit Award

This AWARD AGREEMENT (this “Agreement”) is effective as of ______________, by and between Omnicare, Inc., a Delaware corporation (“Omnicare”), and _______________ (the “Participant”). The performance restricted stock unit award granted hereby is granted by the Compensation Committee (the “Committee”) of Omnicare’s Board of Directors pursuant to the terms of the 2004 Stock and Incentive Plan (the “Stock Plan”). All capitalized terms not defined in this Agreement, shall have the meanings assigned to such term in the Stock Plan.
Section 1. Performance Restricted Stock Unit Award. Omnicare hereby grants to the Participant, on the terms and conditions set forth herein, an award of performance-based restricted Stock Units (“Performance Stock Units”), which represent a target of ___________ shares of Common Stock (the “Target Shares”). The Performance Stock Units are notional units of measurement denominated in shares of Common Stock, which represent an unfunded, unsecured compensation obligation of Omnicare.
Section 2.    Performance Criteria.
2.1.    Eligible Units. Except as set forth in Section 4 below, provided the Participant is continuously employed by Omnicare or a Subsidiary from the date hereof through the Payment Date (as defined below), the Participant shall be paid a number of shares of Common Stock (the “Earned Shares”) equal to a percentage of the number of Target Shares based on (a) Omnicare’s achievement of the Cumulative Adjusted Cash Earnings Per Share (“EPS”) performance criteria set forth on Exhibit A attached hereto, (b) Omnicare’s achievement of the Cumulative Adjusted Cash Flow (“Cash Flow”) performance criteria set forth on Exhibit A attached hereto, and (c) any discretionary adjustments made by the Committee. Seventy-five percent (75%) of the Earned Shares is dependent upon Omnicare’s EPS for the [three-year period] (the “Performance Period”), with minimum threshold, target and maximum performance levels, which are set forth on Exhibit A. Twenty-five percent (25%) of the Earned Shares is dependent upon Omnicare’s Cash Flow for the Performance Period, with minimum threshold, target and maximum performance levels, which are set forth on Exhibit A. The initial determination of Earned Shares ranges from 50% to 200% of the Target Shares based on EPS and Cash Flow performance. Seventy-five percent (75%) of Target Shares will not be earned if the EPS for the Performance Period is below the minimum threshold level. Twenty-five percent (25%) of Target Shares will not be earned if the Cash Flow for the Performance Period is below the minimum threshold level.
2.2.    Determination Date; Payment Date. As soon as practicable following the end of the Performance Period, the Committee shall, in its sole discretion, determine (the date of such determination, the “Determination Date”) (i) the initial number of total Earned Shares based on the target EPS and Cash Flow levels set forth on Exhibit A, and (ii) whether to increase or decrease such initial number of Earned Shares by an amount up to, but not to exceed, 20%; provided that the total Earned Shares shall not exceed 200% of the Target Shares. The Committee may consider total shareholder return, cash flow, customer retention, operational efficiency and any other aspects of Company performance in determining whether or not the number of total Earned Shares based on EPS and Cash Flow should be modified upward or downward. The Earned Shares shall be paid in shares of Common Stock as soon as practicable following the Determination Date, but, except as provided in Section 4.1 or Section 4.6 below, in all events between [1 day and 75 days after the end of the Performance Period] (the date of payment, the “Payment Date”).
2.3.    Section 162(m). Notwithstanding anything in this Agreement to the contrary, in the event that the Committee has designated the Performance Stock Units as a Section 162(m) Award, no shares of Common Stock shall be paid to the Participant under this Agreement unless (i) any performance goals established by the Committee for purposes of Section 162(m) of the Code have been met or (ii) shares of Common Stock are payable under Section 4.1, 4.2 or 4.6 below.
Section 3.    Dividends Equivalents. The Participant shall be entitled to dividend equivalents equal to the amount of dividends, if any, paid per share on the Common Stock during the period beginning on January 1, 2014 and ending on (i) the Determination Date for payments pursuant to Section 2.1; (ii) the date of the Participant’s death for payments pursuant to Section 4.1; (iii) the date of the Participant’s termination of employment with Omnicare or any Subsidiary for payments pursuant to Sections 4.2, 4.3 and 4.4; or (iv) the date of the Change in Control for payments pursuant to Section 4.6. Such amount, multiplied by the number of Earned Shares, shall be paid in cash to the Participant on the Payment Date. Except for payments in connection with Section 4.1 or 4.6, no dividend equivalents will be paid to the Participant if the minimum threshold EPS and Cash Flow targets are not achieved as of [the end of the Performance Period].
Section 4.    Termination of Employment; Change in Control.
4.1.    Death. Within 60 days following the Participant’s death, the Participant’s estate shall receive a pro-rata portion of the Target Shares based on the number of days in the Performance Period that elapsed prior to the Participant’s death.
4.2.    Disability. If the Participant’s employment with Omnicare or a Subsidiary terminates due to Disability, on the Payment Date, the Participant shall receive a pro-rata portion of the final Earned Shares (determined in accordance with Section 2.1 as if the Participant had remained employed through the Payment Date) based on the number of days in the Performance Period that elapsed prior to the Participant’s termination of employment due to Disability.
4.3.    Retirement. If the Participant’s employment with Omnicare or a Subsidiary terminates due to retirement under Omnicare’s Employees Savings and Investment Plan at or after normal retirement age with the consent of the Committee (taking into account, among other factors, Participant’s length of service at the time of retirement, the degree of his or her prior contribution to Omnicare, any continuing benefits to Omnicare, and the personal circumstances of his or her retirement) and in the event the minimum EPS target or the minimum Cash Flow target is achieved, then on the Payment Date the Participant shall receive a pro-rata portion of the final Earned Shares (determined in accordance with Section 2.1 as if the Participant had remained employed through the Payment Date) based on the number of days in the Performance Period that elapsed prior to the Participant’s retirement.
4.4.    Termination without Cause upon Retirement Eligibility. In the event of the Participant’s termination of employment without Cause (as defined below) by Omnicare following his or her attainment of age 65 and at least 10 years of service, and in the event the minimum EPS target or the minimum Cash Flow target is achieved, then on the Payment Date the Participant shall receive a pro-rata portion of the final Earned Shares (determined in accordance with Section 2.1 as if the Participant had remained employed through the Payment Date) based on the number of days in the Performance Period that elapsed prior to the Participant’s termination. For purposes of this Agreement, “Cause” shall be as defined in the Omnicare, Inc. Senior Executive Severance Plan, or any successor plan.
4.5.    Termination for any Other Reason. The Participant shall forfeit the Performance Stock Units and any right to dividends under Section 3 upon a termination of the Participant’s employment for any reason other than as set forth in Sections 4.1 to 4.4 or 4.6.
4.6.    Change in Control. Upon a Change in Control (as defined below), the Participant shall be deemed to have earned a number of shares of Common Stock equal to the Target Shares (or, if actual performance exceeds the pro-rated target up to the Change in Control date, actual performance will be used for the entire applicable performance period then outstanding) (the “Change in Control Shares”). In the event that the Participant remains continuously employed by Omnicare or a Subsidiary until the date of the Change in Control, the Change in Control Shares shall be paid to the Participant on or within 60 days after the Change in Control (in shares of Common Stock or other consideration equal to the Fair Market Value of the Common Stock on the date of the Change in Control, as determined by the Committee as comprised immediately prior to the Change in Control). For purposes of this Agreement, “Change in Control” shall be as defined in the Stock Plan as long as such Change in Control constitutes a change in ownership of Omnicare, a change in effective control of Omnicare, or a change in the ownership of a substantial portion of the assets of Omnicare for purposes of Section 409A of the Code. Upon a Change in Control, no shares of Common Stock other than the Change in Control Shares shall be payable under this Agreement.
Section 5.    Restrictions on Transfer. Neither this Agreement nor the Performance Stock Units granted hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Omnicare as a result of forfeiture as provided herein.
Section 6.    No Voting Rights. The Performance Stock Units, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in shares of Common Stock.
Section 7.    Award Subject to Stock Plan. This Agreement is subject to the terms and conditions of the Stock Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Stock Plan, the Stock Plan will govern and prevail.
Section 8.    Changes in Capitalization. The Performance Stock Units shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.
Section 9.    Section 409A. The provisions of this Agreement and any payments made hereunder are intended to comply with, and should be interpreted in a manner consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (“Section 409A”); provided, however, that the Committee shall have the right, in its sole discretion, to (i) adopt amendments to the Stock Plan or this Agreement, (ii) adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or (ii) take any other actions, as the Committee determines are necessary or appropriate for this Agreement and the Performance Stock Units to either be exempt from the application of Section 409A or to comply with the requirements of Section 409A, as the case may be.
Section 10.    No Right of Employment. Nothing in this Agreement shall be deemed to give the Participant any right to continue as an employee of Omnicare or a Subsidiary or to interfere in any way with the right of Omnicare or a Subsidiary to terminate or to change the terms and conditions of the Participant’s employment at any time.
Section 11.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
Section 12.    Clawback. In addition to any compensation recovery which may be required by this Agreement, law or regulation (including but not limited to any clawback required by Section 954 of the Dodd-Frank Act), the Participant acknowledges and agrees that any compensation paid under this Agreement shall be subject to the clawback requirements set forth in Omnicare’s Incentive Compensation Clawback Policy, Corporate Governance Guidelines, other corporate policies, and any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following the Participant’s termination of employment.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

OMNICARE, INC.

By: ______________________________________
Name:
Title:

PARTICIPANT

By: ______________________________________
Name:

EXHIBIT A

Determination of the Number of Earned Shares

Step I: The number of Earned Shares based solely on Cumulative Adjusted Cash EPS is determined by the Cumulative Adjusted Cash EPS, which represents seventy-five (75%) percent of the Target Shares, for the 3-year performance period beginning _________ and ending ___________. “Cumulative Adjusted Cash EPS” means Omnicare’s adjusted diluted cash earnings per share, which is calculated by adding the after-tax impact of intangible asset amortization, the tax deduction related to goodwill and the tax deduction related to contingent convertible interest, to adjusted income from continuing operations and dividing by diluted shares outstanding on [the last day of the Performance Period]. The Cumulative Adjusted Cash EPS, if equal to or greater than $______, will determine the percentage applied to the Target Shares using the table below.

Performance Level	Minimum Threshold	Target	Maximum Performance
Cumulative Adjusted Cash EPS
Target Shares Modifier	50%	100%	200%

The Target Shares Modifier will be determined by linear interpolation if the Cumulative Adjusted Cash EPS is between the Minimum Threshold and Target or between the Target and Maximum Performance levels.

Step II: The number of Earned Shares based solely on Cumulative Adjusted Cash Flow is determined by the Cumulative Adjusted Cash Flow, which represents twenty-five (25%) percent of the Target Shares, for the 3-year performance period beginning ___________ and ending ____________. “Cumulative Adjusted Cash Flow” means cash flows from continuing operations adjusted for any significant cash special items (i.e., legal settlement payments or receipts, insurance settlements, etc.). The Cumulative Adjusted Cash Flow, if equal to or greater than $________, will determine the percentage applied to the Target Shares using the table below.

Performance Level	Minimum Threshold	Target	Maximum Performance
Cumulative Adjusted Cash Flow
Target Shares Modifier	50%	100%	200%

The Target Shares Modifier will be determined by linear interpolation if the Cumulative Adjusted Cash Flow is between the Minimum Threshold and Target or Target and Maximum Performance levels.

The initial determination of total Earned Shares will be the sum of the Earned Shares determined by Steps I and II above.

Step III: The initial determination of total Earned Shares determined by Steps I and II above may, in the Committee’s sole discretion, be multiplied by a factor ranging from -20% to +20% depending on the Committee’s evaluation of Company performance on a broad spectrum of measures that includes, but is not limited to, total shareholder return, cash flow, cash EPS, operational efficiency, customer retention and EBITDA. This discretionary factor, applied to the initial determination of Earned Shares based on Cumulative Adjusted Cash EPS in Step I and Cumulative Adjusted Cash Flow in Step II, will determine the final number of Earned Shares to be issued to the Participant on the Payment Date. The result of the discretionary factor applied to the initial calculated Earned Shares may not result in a final Earned Shares total that exceeds 200% of the Target Shares.

A-1